UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

________________________

FORM 8-K

________________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): April 10, 2006

CoTherix, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-50794	04-3513144
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. employer identification number)

5000 Shoreline Court, Suite 101, South San Francisco, CA 94080

(Address of principal executive offices and zip code)

(650) 808-6500

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Effective March 7, 2006, CoTherix, Inc. (the "Company") entered into an offer letter (the "Offer Letter") with Abhay Joshi, Ph.D., who commenced employment effective as of April 10, 2006 (the "Effective Date") as Executive Vice President and Chief Technical Officer. Dr. Joshi most recently served as the Vice President of Global Technical Operations, Specialty Pharmaceuticals at Allergan, Inc. At Allergan, he managed the company's global biologics manufacturing operations for BOTOX® and also managed Allergan's Latin America and Asia Pacific pharmaceutical operations. Dr. Joshi received his BTech in Chemical Engineering from the Indian Institute of Technology, New Delhi. He also earned an MSE and a Ph.D. in Chemical Engineering from the University of Michigan, Ann Arbor, and received an MBA from the University of California, Irvine. Dr. Joshi holds an adjunct faculty appointment at the University of Southern California School of Pharmaceutical Sciences and is a member of the Industrial Society of Pharmaceutical Engineers.

Pursuant to the Offer Letter, Dr. Joshi is entitled to a base salary of $275,000 per year and the ability to participate in the Company's bonus program, which, as currently structured, would provide a target annual bonus of up to 35% of Dr. Joshi's 2006 earned salary upon achievement of certain performance objectives established by the Company. In addition, the Offer Letter provides that Dr. Joshi will be eligible to receive a signing bonus of $40,000 and a potential additional one-time bonus of up to $50,000 in connection with a performance based objective (the "One-Time Bonuses"). Dr. Joshi is also entitled to payment by the Company of up to $4,000 per month for temporary housing for up to eight (8) months following the Effective Date, with rental car expenses included for the first month after the Effective Date, reimbursement for up to six (6) months after the Effective Date for travel visits between Dr. Joshi and his family, up to $30,000 for moving expenses and an after-tax relocation allowance not to exceed $110,000 (the "Relocation Payments"). The One-Time Bonuses and Relocation Payments become repayable by Dr. Joshi to the Company under certain circumstances set forth in the Offer Letter. Subject to approval by the Company's Board of Directors, Dr. Joshi will be granted an option to purchase 100,000 shares of the Company's common stock at the fair market value on the date of grant, with vesting as to 25% of the shares after twelve (12) months of continuous service and vesting of the balance of the shares in equal monthly installments over the next 36 months of continuous service. In addition, if the Company is subject to a change of control (as defined in the 2004 Equity Incentive Plan), Dr. Joshi shall vest in 50% of the then unvested shares underlying the 100,000 option grant and if Dr. Joshi is involuntarily terminated within 12 months following the change of control, he shall vest in any remaining shares under the option grant.

Pursuant to the Offer Letter, upon the Company's receipt of a release, Dr. Joshi's return of Company property and agreement not to compete against the Company for a period of at least two (2) years following termination, if the Company terminates Dr. Joshi's employment for any reason other than cause, Dr. Joshi will continue to receive his base salary for six (6) months after his termination date and if Dr. Joshi elects to receive COBRA, the Company will pay his COBRA premiums until the earliest of (a) the date that is six (6) months following his employment termination date; or (b) the date when he secures alternative employment providing health care benefits.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 12, 2006

CoTherix, Inc.
By: /s/ Christine E. Gray-Smith Christine E. Gray-Smith Executive Vice President and Chief Financial Officer